Amendment No. 1 to Schedule 13D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

THORNBURG MORTGAGE, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

885218107

(CUSIP Number)

Robert H. Weiss

General Counsel

MatlinPatterson Global Advisers LLC

520 Madison Avenue, 35th Floor

New York, New York 10022

Telephone:  (212) 230-9487

(Name, Address and Telephone Number of Person Authorized

to Receive Notices and Communications)

April 15, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [  ]

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
MP TMA LLC
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ] (See Introduction on Schedule 13D)
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization Delaware
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 53,658,814
_________________________________________________________________________________________
	8.	Shared Voting Power 0
_________________________________________________________________________________________
	9.	Sole Dispositive Power 53,658,814
_________________________________________________________________________________________
	10.	Shared Dispositive Power 0
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,658,814
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 15.8% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person OO
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
MP TMA (CAYMAN) LLC
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ] (See Introduction on Schedule 13D)
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization Delaware
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 15,983,021
_________________________________________________________________________________________
	8.	Shared Voting Power 0
_________________________________________________________________________________________
	9.	Sole Dispositive Power 15,983,021
_________________________________________________________________________________________
	10.	Shared Dispositive Power 0
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,983,021
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 4.7% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person OO
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
MatlinPatterson Global Opportunities Partners III L.P.
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ] (See Introduction on Schedule 13D)
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization Delaware
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
_________________________________________________________________________________________
	8.	Shared Voting Power 53,658,814
_________________________________________________________________________________________
	9.	Sole Dispositive Power 0
_________________________________________________________________________________________
	10.	Shared Dispositive Power 53,658,814
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,658,814
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 15.8% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person PN
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
MatlinPatterson Global Opportunities Partners (Cayman) III L.P.
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ] (See Introduction on Schedule 13D)
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization Cayman Islands
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
_________________________________________________________________________________________
	8.	Shared Voting Power 15,983,021
_________________________________________________________________________________________
	9.	Sole Dispositive Power 0
_________________________________________________________________________________________
	10.	Shared Dispositive Power 15,983,021
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,983,021
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 4.7% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person PN
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
MatlinPatterson Global Partners III LLC
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ] (See Introduction on Schedule 13D)
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization Delaware
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
_________________________________________________________________________________________
	8.	Shared Voting Power 69,641,835
_________________________________________________________________________________________
	9.	Sole Dispositive Power 0
_________________________________________________________________________________________
	10.	Shared Dispositive Power 69,641,835
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,641,835
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 20.5% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person HC
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
MatlinPatterson Global Advisers LLC
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ] (See Introduction on Schedule 13D)
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization Delaware
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
_________________________________________________________________________________________
	8.	Shared Voting Power 69,641,835
_________________________________________________________________________________________
	9.	Sole Dispositive Power 0
_________________________________________________________________________________________
	10.	Shared Dispositive Power 69,641,835
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,641,835
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 20.5% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person IA
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
MatlinPatterson Asset Management LLC
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ] (See Introduction on Schedule 13D)
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization Delaware
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
_________________________________________________________________________________________
	8.	Shared Voting Power 69,641,835
_________________________________________________________________________________________
	9.	Sole Dispositive Power 0
_________________________________________________________________________________________
	10.	Shared Dispositive Power 69,641,835
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,641,835
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 20.5% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person HC
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
MatlinPatterson LLC
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ] (See Introduction on Schedule 13D)
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization Delaware
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
_________________________________________________________________________________________
	8.	Shared Voting Power 69,641,835
_________________________________________________________________________________________
	9.	Sole Dispositive Power 0
_________________________________________________________________________________________
	10.	Shared Dispositive Power 69,641,835
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,641,835
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 20.5% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person HC
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
David J. Matlin
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ]
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization United States
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
_________________________________________________________________________________________
	8.	Shared Voting Power 69,641,835
_________________________________________________________________________________________
	9.	Sole Dispositive Power 0
_________________________________________________________________________________________
	10.	Shared Dispositive Power 69,641,835
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,641,835
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 20.5% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person IN
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

CUSIP No. 885218107
_______________________________________________________________________________________________________
1.	Name of Reporting Person I.R.S. Identification No.
Mark R. Patterson
_______________________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group
(a)	[ ]
(b)	[ ]
_______________________________________________________________________________________________________
3.	SEC Use Only
_______________________________________________________________________________________________________
4.	Source of Funds AF, WC
_______________________________________________________________________________________________________
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]
_______________________________________________________________________________________________________
6.	Citizenship or Place of Organization United States
_______________________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
_________________________________________________________________________________________
	8.	Shared Voting Power 69,641,835
_________________________________________________________________________________________
	9.	Sole Dispositive Power 0
_________________________________________________________________________________________
	10.	Shared Dispositive Power 69,641,835
_______________________________________________________________________________________________________
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,641,835
_______________________________________________________________________________________________________
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
_______________________________________________________________________________________________________
13.	Percent of Class Represented by Amount in Row (11) 20.5% (See Item 5)
_______________________________________________________________________________________________________
14.	Type of Reporting Person IN
_______________________________________________________________________________________________________

Amendment No. 1 to Schedule 13D

This Amendment No. 1 (this “Amendment No. 1”) to Schedule 13D supplements and amends the Statement on Schedule 13D of (i) MP TMA LLC (“MP TMA”), (ii) MP TMA (Cayman) LLC (“MP TMA (Cayman)”), (iii) MatlinPatterson Global Opportunities Partners III L.P. (“Matlin Partners (Delaware)”), (iv) MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (“Matlin Partners (Cayman)”, (v) MatlinPatterson Global Advisers LLC (“Matlin Advisers”), (vi) MatlinPatterson Global Partners III LLC (“Matlin Global Partners”), (vii) MatlinPatterson Asset Management LLC (“Matlin Asset Management”), (viii) MatlinPatterson LLC (“MatlinPatterson”), (ix) David J. Matlin and Mark R. Patterson originally filed on April 9, 2008 (the “Schedule 13D”) with respect to the common stock, par value $0.01 per share (the “Common Stock”), of Thornburg Mortgage, Inc. (the “Issuer”).  Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D.  Capitalized terms defined in the Schedule 13D are used herein with their defined meanings.

Item 3.

Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended and supplemented by the following:

The funds used to pay the exercise price of the warrants were provided by the Matlin Partners from capital commitments made by their partners.

Item 5.

Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and supplemented by the following:

(a)-(b)  As set forth in Item 4, on March 31, 2008, the Issuer issued 168,606,548 Warrants and escrowed another 29,322,878 Warrants.  The Reporting Persons collectively acquired 69,641,835 of the 168,606,548 Warrants.  According to information supplied by the Issuer to the Matlin Subscribers, 171,530,778 shares of Common Stock were outstanding as of March 6, 2008.  The Reporting Persons exercised all 69,641,835 Warrants on April 15, 2008 for an aggregate exercise price of $696,418.35 and received 69,641,835 shares of Common Stock.  Only giving effect to such exercise but not to exercises of any other Warrants issued on March 31, 2008, the Reporting Persons beneficially own 28.9% of the shares of Common Stock then outstanding.  Assuming that all of the other Warrants issued on March 31, 2008 were exercised, the Reporting Persons would beneficially own 20.5% of the shares of Common Stock then outstanding.  As set forth in Item 4, the timing of the issuance of Escrowed Warrants and Additional Warrants, and the identities of the persons to whom the Escrowed Warrants and Additional Warrants will be distributed to, each is contingent upon future events.

Each of the Matlin Partners (Delaware), as the sole member of MP TMA, and Matlin Partners (Cayman), as the member that holds more than 99 percent of the membership interests in MP TMA (Cayman), has the power to vote or to direct the vote, and to dispose or to direct the disposition, of the shares of Common Stock beneficially owned by MP TMA and MP TMA (Cayman), respectively.  Matlin Advisers, as the Investment Adviser of the Matlin Partners, has the power to vote or to direct the vote, and to dispose or to direct the disposition, of the shares of Common Stock beneficially owned by MP TMA and MP TMA (Cayman).  Matlin Global Partners, as the general partner of each of the Matlin Partners, has the power to vote or to direct the vote, and to dispose or to direct the disposition, of the shares of Common Stock beneficially

Amendment No. 1 to Schedule 13D

owned by MP TMA and MP TMA (Cayman).  Each of Matlin Asset Management, as the sole member of each of Matlin Advisers and Matlin Global Partners, MatlinPatterson, as the sole member of Matlin Asset Management, and Messrs. Matlin and Patterson, each a holder of 50 percent of the membership interests in MatlinPatterson, has the power to vote or to direct the vote, and to dispose or to direct the disposition, of the shares of Common Stock beneficially owned by MP TMA and MP TMA (Cayman).  As a result, each of the Matlin Partners, Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson and Messrs. Matlin and Patterson may be deemed to beneficially own the shares of Common Stock directly owned by MP TMA and MP TMA (Cayman).   The filing of this Schedule 13D shall not be construed as an admission that any of the Matlin Partners, Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson or Messrs. Matlin and Patterson are the beneficial owner of any securities covered by this statement.

(c) Except as disclosed in this Statement and this Amendment No.1, none of the Reporting Persons has effected any transaction in Common Stock during the past 60 days.

(d)  Not applicable

(e)  Not applicable

The filing of this Statement shall not be construed as an admission by any of the Reporting Persons that it or he is, for the purposes of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock owned by other parties.

The information set forth or incorporated by reference into Items 2 and 4 is hereby incorporated by reference herein.

Amendment No. 1 to Schedule 13D

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 18, 2008

Signatures:	MP TMA LLC By: /s/ Robert A. Weiss Name: Robert A. Weiss Title:
MP TMA (CAYMAN) LLC By: /s/ Robert A. Weiss Name: Robert A. Weiss Title:

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS III L.P.

By:  MATLINPATTERSON GLOBAL ADVISERS LLC, its Investment Adviser

By:

/s/ Lawrence M. Teitelbaum
          Name:  Lawrence M. Teitelbaum
          Title:  Chief Financial Officer

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (CAYMAN) III L.P.

By:  MATLINPATTERSON GLOBAL ADVISERS LLC, its Investment Adviser

By:

/s/ Lawrence M. Teitelbaum
          Name:  Lawrence M. Teitelbaum
          Title:  Chief Financial Officer

MATLINPATTERSON GLOBAL PARTNERS III LLC By: /s/ Lawrence M. Teitelbaum Name: Lawrence M. Teitelbaum Title: Chief Financial Officer

Amendment No. 1 to Schedule 13D

MATLINPATTERSON GLOBAL ADVISERS LLC By: /s/ Lawrence M. Teitelbaum Name: Lawrence M. Teitelbaum Title: Chief Financial Officer
MATLINPATTERSON ASSET MANAGEMENT LLC By: MATLINPATTERSON LLC, its Manager By: /s/ David J. Matlin Name: David J. Matlin Title: Member
MATLINPATTERSON LLC By: /s/ David J. Matlin Name: David J. Matlin Title: Member
DAVID J. MATLIN By: /s/ David J. Matlin Name: David J. Matlin
MARK R. PATTERSON By: /s/ Mark R. Patterson Name: Mark R. Patterson